UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 3, 2005



                            Silverstar Holdings, Ltd.
             (Exact name of registrant as specified in its charter)


            Bermuda                       0-27494                    N/A
(State or other jurisdiction of    (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)


            Clarendon House, Church Street, Hamilton, HM CX, Bermuda
             (Address of Principal Executive Offices with Zip Code)

       Registrant's telephone number, including area code: (441) 295-1422



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

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Item 7.01 Regulation FD Disclosure.

         On February 3, 2005, the Company issued the following press release:

Silverstar Holdings Earns $0.09 per Share for Quarter and $0.10 per Share for Six Months Ended December 31, 2004

Quarterly Profits More Than Double That of Previous Year -- Generated by Foreign Currency Gains and Continued Operational Improvement BOCA RATON, FL -- (MARKET
WIRE) -- 02/03/2005 -- Silverstar Holdings Ltd. (NASDAQ: SSTR) today reported a profit of $0.09 per share for the quarter ended December 31, 2004, and a profit of $0.10 per share for the six month period.

The Company generated revenues of $505,000 for the quarter with a profit of $787,000 or $0.09 per share. Foreign currency gains for the quarter were $770,000, of which approximately $400,000 were realized cash gains. The Company's Fantasy Sports game business generated profits of approximately $0.01 per share. Interest income for the quarter was $165,000. For the comparable period in the previous year, revenues were $589,000 with a profit of $347,000 or $0.04 per share, non-cash foreign currency gains were $474,000, Fantasy Sports lost approximately $0.01 per share, and interest income was $153,000. The Company generated revenues of $1,116,000 for the six months ended December 31, 2004, with a profit of $912,000 or $0.10 per share. Foreign currency gains for the six months were $540,330, of which approximately $400,000 were realized cash gains. Fantasy Sports generated profits of approximately $0.04 per share. Interest income for the six months was $323,000. For the comparable period in the previous year, revenues were $1,476,000 with a profit of $782,000 or $0.09 per share, non-cash foreign currency gains were $819,000, Fantasy Sports broke even and interest income was $331,000.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, said: "The profit for the December quarter and 6 month period is particularly gratifying as it not only reflects the continued improvement in our operating business, but also includes a significant realized foreign currency gain from the prepayment of a portion of South African notes receivable. With cash in excess of $6.1 million and minimal debt, we are well positioned to realize increased shareholder value by enhancing our revenues and income both organically and through acquisitions."

Mr. Kabatznik continued, "Our investment in Magnolia Broadband, continues to hold great promise as evidenced by the recent investment by Intel Capital and Uniquest."

Mr. Kabatznik concluded, "We continue to seek strategic opportunities to build on our base in the fee-based electronic and Internet game business."

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About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company, focusing on acquiring, controlling positions in high-growth, fee-based businesses that stand to benefit from the economies of scale generated by Internet and other technology related platforms. It currently owns Fantasy Sports, Inc., a leading provider of fee-based NASCAR-related and other fantasy sports games, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

                        Silverstar Holdings, Ltd.
                    Consolidated Statement of Earnings

                              Quarter Ended       Quarter Ended
                               December 31,        December 31,

                                  2004                2003
                               ----------          ----------

Revenues                       $  505,300          $  588,796
Currency Gain                  $  769,543          $  474,055
Interest Income                $  165,393          $  152,822
Net Income                     $  787,207          $  347,080
Net Income Per Share           $     0.09          $     0.04
Weighted Average Number
 of Shares Outstanding          8,695,513           8,529,535


                        Silverstar Holdings, Ltd.
                    Consolidated Statement of Earnings

                             Six Months Ended    Six Months Ended
                               December 31,        December 31,

                                  2004                2003
                               ----------          ----------

Revenues                       $1,115,635          $1,475,691
Currency Gain                  $  540,330          $  818,906
Interest Income                $  322,797          $  331,204
One-Time Bad Debt Recovery     $  165,155                   -
Net Income                     $  912,490          $  781,609
Net Income Per Share           $     0.10          $     0.09
Weighted Average Number
 of Shares Outstanding          8,695,513           8,506,002


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Contact:
Clive Kabatznik
Silverstar Holdings
(561) 479-0040
clive@silverstarholdings.com


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    February 3, 2005

                                              SILVERSTAR HOLDINGS, LTD.


                                              By:  /s/ Clive Kabatznik
                                                   -----------------------------
                                                   Name:  Clive Kabatznik
                                                   Title: CEO